Exhibit 99.1

Press Release July 20, 2015

7575 W. Jefferson Blvd.

Fort Wayne, IN  46804

Steel Dynamics Reports Second Quarter 2015 Results

FORT WAYNE, INDIANA, July 20, 2015 / PRNewswire / Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced second quarter 2015 adjusted net income of $53 million, or $0.22 per diluted share, and adjusted operating income of $120 million, which excludes the following items:

•                  Excluding non-controlling interests, approximately $29 million, or $0.07 per diluted share, of expenses associated with the second quarter 2015 long-term idle of company’s Minnesota Operations.  These costs include non-cash inventory valuation adjustments of approximately $21 million.

•                  Approximately $9 million, or $0.02 per diluted share, of reduced earnings related to a planned furnace maintenance outage at Iron Dynamics that generally is required once every five years.

Including these items, the company reported second quarter 2015 net income of $32 million, or $0.13 per diluted share, on net sales of $2.0 billion.

Comparatively, prior year second quarter net income was $72 million, or $0.31 per diluted share, on net sales of $2.1 billion, and sequential first quarter 2015 net sales were $2.0 billion, with adjusted net income of $40 million, or $0.17 per diluted share, which excluded the impact of refinancing charges of $0.04 per diluted share.

“The second quarter 2015 market environment remained extremely challenging for our steel and metals recycling operations,” said Mark D. Millett, Chief Executive Officer. “The ongoing flood of steel imports continued to pressure steel product pricing to a greater degree than the benefit realized from lower scrap costs, compressing second quarter steel margins.  However, due to continued solid U.S. steel demand, our second quarter steel shipments improved, which offset most of the margin compression.  Steel pricing has recently stabilized and domestic steel consumption from the automotive, manufacturing and construction sectors should support a stronger domestic steel industry in the second half of the year, predicated upon the expectation of reduced levels of imported steel and sustainable lower raw material costs.

“An important barometer for domestic steel consumption is the strength of the construction industry.  Historically, the construction industry has been the largest single domestic steel consuming sector, and it is continuing to strengthen this year, “continued Millett.  “For the second quarter 2015, our fabrication operations achieved record profitability.  Strong demand has allowed for stable product pricing, while order inquiries and bookings remain robust, confirming the positive trend in the non-residential construction market.

“Despite the import headwinds, we achieved over a 20 percent improvement in sequential second quarter 2015 adjusted operating income (excluding the idled Minnesota Operations and the Iron Dynamics outage impact), based on record fabrication performance and significantly improved metals recycling results, as scrap pricing volatility subsided in the quarter.  We believe the key scrap supply factors of export activity and the strength of the U.S. dollar will continue to mute extreme scrap pricing volatility,” concluded Millett.

The company generated strong cash flow from operations of $309 million during the second quarter 2015, representing a 32 percent increase from the sequential quarter.  For the first six months of 2015, the company generated $544 million of cash flow from operations, and after considering the impact of capital expenditures, generated $488 million of free cash flow, or $2.02 per common share outstanding.

Additional Second Quarter 2015 Comments

While steel import levels remained high, continued strength in U.S. steel consumption resulted in increased steel and metals recycling shipments.  Second quarter 2015 operating income for the company’s steel operations decreased 3 percent to $110 million, due to metal spread compression, which was largely offset by a 15 percent increase in steel shipments.  Steel metal spread contracted in the second quarter 2015 as a function of the excessive import levels, which caused steel product pricing to decline more rapidly than scrap raw material costs.  The average product selling price for the company’s steel operations decreased $101 to $662 per ton.  The average ferrous scrap cost per ton melted decreased $57 to $255 per ton.

Second quarter 2015 operating income attributable to the company’s sheet products decreased 15 percent when compared to the sequential quarter.  Although the company’s flat roll shipments increased 24 percent, metal spread contracted meaningfully, as flat roll products were the most negatively impacted by high import volumes and existing customer inventory levels.  Operating income from long products increased ten percent, as construction-related and rail volumes improved.  Driven by stronger flat roll volume, the company’s steel production utilization rate significantly recovered to 87 percent for the second quarter 2015, which is higher than both the average U.S. domestic steel mill utilization rate and the company’s first quarter 2015 utilization rate of 73 percent.

The company’s metals recycling operations recorded second quarter 2015 operating income of $12.3 million compared to a slight operating loss in the first quarter 2015, based on both increased ferrous shipments and margins as steel mill utilization improved and scrap price volatility subsided.

The company’s fabrication operations continued to achieve record financial performance.  Second quarter 2015 operating income of $27.7 million surpassed the fourth quarter 2014 previous record by 27 percent.   Sustained strong demand combined with lower raw material steel costs, supported metal spread expansion.

As discussed in the company’s May 26, 2015, press release, management and the board of directors elected to idle the Minnesota Operations for an initial twenty-four month period given the significant and sustained decline in pig iron pricing, which resulted in the cost of iron nugget production being meaningfully higher than product selling values.  The strength of the U.S. dollar and world iron ore supply support lower pig iron prices for the foreseeable future.  Given the company’s Minnesota Operations were intended to serve as a hedge against high priced pig iron and scrap, the indefinite idle was a prudent and necessary response to the prevailing market environment. While the lower raw material cost environment advantages the company’s steel operations, it has resulted in an uneconomic situation for its Minnesota iron production operations.

Year-to-Date Comparison

For the first six months ended June 30, 2015, net income was $62 million, or $0.26 per diluted share, on net sales of $4.1 billion, as compared to net income of $111 million, or $0.48 per diluted share, on net sales of $3.9 billion for the six months ended June 30, 2014.  Year-to-date consolidated net sales increased four percent, primarily as a result of the acquisition of the Columbus flat roll steel mill in September 2014, resulting in higher first half 2015 steel shipments that more than offset the 26 percent decline in metals recycling revenue.   Year-to-date consolidated operating income decreased $36 million, or 17 percent, as the result of both decreased steel prices and the additional costs incurred in the second quarter 2015 from the company’s iron production facilities.  Excluding the impact from idling the Minnesota iron production facilities and the Iron Dynamics maintenance outage, year-to-date adjusted consolidated operating income improved three percent, to $220 million, based on improved fabrication results.  The average selling price for the company’s steel operations decreased $125 per ton.  The average ferrous scrap cost per ton melted decreased $91 per ton.

Outlook

“Based on an expected reduction in steel import volume and sustained lower scrap costs, we anticipate improved financial results in the second half of 2015,” said Millett.  “We continue to strengthen our financial position through strong cash flow generation, and the execution of our long-term strategy.  We are well-positioned for additional growth.  The recently announced paint line addition at our Columbus Flat Roll Division is an example of an investment that provides an excellent financial return, further diversifying our product capabilities into higher margin market segments at this facility.  Customer focus, coupled with our market diversification and low-cost operating platforms, support our ability to maintain our best-in-class performance. We believe we are poised to capitalize on meaningful growth opportunities, both near-term and in the future, that will benefit our customers, shareholders, employees and communities,” concluded Millett.

Supplemental Quarterly Information

	Second Quarter		Year to Date
	2015	2014	2015	2014	1Q 2015
	(Dollars in thousands)
External Net Sales
Steel	$1,375,677	$1,265,104	$2,761,096	$2,382,702	$1,385,419
Fabrication	154,513	134,852	315,536	250,713	161,023
Metals Recycling	391,210	580,509	816,806	1,103,633	425,596
Ferrous Resources	70,423	64,707	123,541	117,357	53,118
Other	13,184	24,589	35,463	45,438	22,279
Consolidated	$2,005,007	$2,069,761	$4,052,442	$3,899,843	$2,047,435
Operating Income
Steel	$109,961	$158,083	$223,532	$265,859	$113,571
Fabrication	27,660	7,590	49,021	10,716	21,361
Metals Recycling	12,300	18,398	11,820	27,947	(480)
Ferrous Resources	(43,465)	(19,915)	(56,032)	(40,445)	(12,567)
Operations	106,456	164,156	228,341	264,077	121,885
Non-cash Amortization of Intangible Assets	(6,493)	(6,934)	(12,816)	(13,869)	(6,323)
Profit Sharing Expense	(5,031)	(10,469)	(9,629)	(15,864)	(4,598)
Non-segment Operations	(17,373)	(14,848)	(28,566)	(21,507)	(11,193)
Consolidated Operating Income	77,559	131,905	177,330	212,837	99,771
Minnesota Idle Charges (Including Minority Interests)	33,167	—	33,167	—	—
Iron Dynamics Outage Impact	9,403	—	9,403	—	—
Adjusted Operating Income (1)	$120,129	$131,905	$219,900	$212,837	$99,771
External Shipments
Steel (In tons)	2,078,685	1,518,882	3,895,056	2,857,455	1,816,371
Steel Shipped to Internal Locations	163,723	158,884	296,372	271,043	132,649
Fabrication (In tons)	109,662	105,188	222,391	199,855	112,729
Metals Recycling
Nonferrous (In 000’s of pounds)	253,273	270,271	494,853	521,859	241,580
Ferrous (In gross tons)	626,264	769,046	1,268,344	1,418,598	642,080
Ferrous Scrap Shipped to Internal Steel Mills	731,491	653,651	1,322,412	1,368,632	590,921
Other Operating Information
Steel
Average External Sales Price (Per ton shipped)	$662	$833	$709	$834	$763
Average Ferrous Cost (Per ton melted)	$255	$364	$280	$371	$312
Flat Roll Shipments
Butler Division	721,115	778,220	1,300,608	1,419,740	579,493
Columbus Division (Acquired Sept 2014)	693,772	—	1,258,013	—	564,241
The Techs	182,239	191,934	328,173	345,171	145,934
Long Product Shipments
Structural and Rail Division-Structural	227,338	282,681	464,982	531,061	237,644
Structural and Rail Division-Rail	74,912	53,699	141,620	97,635	66,708
Engineered Bar Products Division	120,559	152,768	276,925	297,071	156,366
Roanoke Bar Division	140,795	143,583	265,918	287,365	125,123
Steel of West Virginia-Specialty Shapes	81,678	74,881	155,189	150,455	73,511
Total Steel Shipments (In tons)	2,242,408	1,677,766	4,191,428	3,128,498	1,949,020
Steel Production (In tons)	2,344,895	1,708,252	4,294,158	3,227,818	1,949,263
Fabrication
Average External Sales Price (Per ton shipped)	$1,409	$1,282	$1,419	$1,254	$1,428
Consolidated EBITDA
Earnings Before Taxes	$41,608	$103,610	$82,100	$154,604	$40,492
Net Interest Expense	36,890	29,860	79,764	60,207	42,874
Depreciation	66,281	49,970	131,141	98,916	64,860
Amortization	6,493	6,934	12,816	13,869	6,323
Noncontrolling Interest	6,225	5,962	10,032	10,843	3,807
EBITDA	157,497	196,336	315,853	338,439	158,356
Unrealized Hedging (Gain) Loss	(1,808)	2,500	1,407	(1,567)	3,215
Inventory Valuation	18,075	1,596	23,065	2,234	4,990
Equity Based Compensation	6,356	4,700	13,555	9,389	7,199
Non-Cash Financing Expenses	—	—	3,326	—	3,326
Adjusted EBITDA	$180,120	$205,132	$357,206	$348,495	$177,086

(1)         Amount excludes 2Q 2015 expenses associated with the idled Minnesota Operations (amount includes non-controlling interests of approximately $4 million) and the impact from the Q2 2015 Iron Dynamics planned furnace maintenance outage that generally is required once every 5 years.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss second quarter 2015 operating and financial results on Tuesday, July 21, 2015, at 10:00 a.m. Eastern Time.  You may access the call and find dial-in information on the Investor Relations section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Time on July 28, 2015.

About Steel Dynamics, Inc.

Steel Dynamics, Inc. is one of the largest domestic steel producers and metals recyclers in the United States based on estimated annual steelmaking and metals recycling capability, with annual sales of $8.8 billion in 2014, approximately 7,600 employees, and manufacturing facilities primarily located throughout the United States (including six steel mills, eight steel coating facilities, an iron production facility, approximately 90 metals recycling locations and six steel fabrication plants).

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that EBITDA and Adjusted EBITDA, non-GAAP financial measures, provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the company’s reported results prepared in accordance with GAAP. In addition, because not all companies use identical calculations, EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statement

This press release contains some predictive statements about future events, including statements related to conditions in the steel and metallic scrap markets, Steel Dynamics’ revenues, costs of purchased materials, future profitability and earnings, and the operation of new or existing facilities. These statements are intended to be made as “forward-looking,” subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) the effects of uncertain economic conditions; (2) cyclical and changing industrial demand; (3) changes in conditions in any of the steel or scrap-consuming sectors of the economy which affect demand for our products, including the strength of the non-residential and residential construction, automotive, appliance, pipe and tube, and other steel-consuming industries; (4) fluctuations in the cost of key raw materials (including steel scrap, iron units, and energy costs) and our ability to pass-on any cost increases; (5) the impact of domestic and foreign import price competition; (6) unanticipated difficulties in integrating or starting up new or acquired businesses; (7) risks and uncertainties involving product and/or technology development; and (8) occurrences of unexpected plant outages or equipment failures.

More specifically, we refer you to SDI’s more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K, in our quarterly reports on Form 10-Q or in other reports which we from time to time file with the Securities and Exchange Commission. These are available publicly on the SEC website, www.sec.gov, and on the Steel Dynamics website, www.steeldynamics.com.

Contact:  Marlene Owen, Director Investor Relations —+1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three Months Ended		Six Months Ended		Three Months Ended
	June 30,		June 30,		March 31,
	2015	2014	2015	2014	2015

Net sales	$2,005,007	$2,069,761	$4,052,442	$3,899,843	$2,047,435
Costs of goods sold	1,833,264	1,846,990	3,693,657	3,513,768	1,860,393
Gross profit	171,743	222,771	358,785	386,075	187,042

Selling, general and administrative expenses	82,660	73,463	159,010	143,505	76,350
Profit sharing	5,031	10,469	9,629	15,864	4,598
Amortization of intangible assets	6,493	6,934	12,816	13,869	6,323
Operating income	77,559	131,905	177,330	212,837	99,771

Interest expense, net of capitalized interest	37,163	30,050	80,250	60,619	43,087
Other expense (income), net	(1,212)	(1,754)	14,980	(2,385)	16,192
Income before income taxes	41,608	103,609	82,100	154,603	40,492

Income taxes	16,283	37,268	29,821	54,564	13,538
Net income	25,325	66,341	52,279	100,039	26,954
Net loss attributable to noncontrolling interests	6,225	5,962	10,032	10,843	3,807
Net income attributable to Steel Dynamics, Inc.	$31,550	$72,303	$62,311	$110,882	$30,761

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$0.13	$0.32	$0.26	$0.49	$0.13

Weighted average common shares	241,900	226,220	241,718	224,615	241,535

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$0.13	$0.31	$0.26	$0.48	$0.13

Weighted average common shares and equivalents	243,491	242,048	243,179	241,721	242,867

Dividends declared per share	$0.1375	$0.115	$0.2750	$0.230	$0.1375

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	June 30, 2015	December 31, 2014
	(unaudited)
Assets
Current assets
Cash and equivalents	$419,401	$361,363
Accounts receivable, net	816,522	902,825
Inventories	1,292,069	1,618,419
Deferred income taxes	31,396	35,503
Other current assets	32,004	55,655
Total current assets	2,591,392	2,973,765

Property, plant and equipment, net	3,047,401	3,123,906

Restricted cash	19,571	19,312

Intangible assets, net	358,402	370,669

Goodwill	741,898	745,158

Other assets	68,099	78,217
Total assets	$6,826,763	$7,311,027

Liabilities and Equity
Current liabilities
Accounts payable	$446,698	$511,056
Income taxes payable	2,411	6,086
Accrued expenses	214,404	286,980
Current maturities of long-term debt	35,075	46,460
Total current liabilities	698,588	850,582

Long-term debt
Senior term loan	231,250	237,500
Senior notes	2,350,000	2,700,000
Other long-term debt	38,324	40,206
Total long-term debt	2,619,574	2,977,706

Deferred income taxes	567,754	542,033
Other liabilities	16,147	18,839

Commitments and contingencies	—	—

Redeemable noncontrolling interests	125,972	126,340

Equity
Common stock	636	635
Treasury stock, at cost	(396,491)	(398,898)
Additional paid-in capital	1,099,669	1,083,435
Retained earnings	2,223,599	2,227,843
Total Steel Dynamics, Inc. equity	2,927,413	2,913,015
Non-controlling interests	(128,685)	(117,488)
Total equity	2,798,728	2,795,527
Total liabilities and equity	$6,826,763	$7,311,027

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(Dollars in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2015	2014	2015	2014
Operating activities:
Net income	$25,325	$66,341	$52,279	$100,039

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	74,273	58,441	147,095	116,009
Equity-based compensation	6,357	4,700	14,900	10,468
Deferred income taxes	16,367	(280)	33,084	(4,371)
Changes in certain assets and liabilities:
Accounts receivable	(47,149)	(99,696)	85,935	(188,646)
Inventories	161,174	11,230	326,173	(6,124)
Accounts payable	62,735	13,385	(64,318)	18,426
Income taxes receivable / payable	(6,844)	(4,964)	9,421	14,429
Other assets and liabilities	16,974	26,857	(60,650)	(11,463)
Net cash provided by operating activities	309,212	76,014	543,919	48,767

Investing activities:
Purchase of property, plant and equipment	(22,821)	(33,534)	(56,172)	(58,375)
Other investing activities	806	2,314	2,469	31,198
Net cash used in investing activities	(22,015)	(31,220)	(53,703)	(27,177)

Financing activities:
Issuance of current and long-term debt	60,941	63,945	111,034	107,398
Repayment of current and long-term debt	(60,557)	(76,412)	(488,008)	(132,658)
Exercise of stock option proceeds, including related tax effect	5,206	8,516	6,959	11,421
Contributions from noncontrolling investors, net	(1,135)	(606)	(1,164)	4,764
Dividends paid	(33,233)	(25,666)	(60,999)	(50,181)
Net cash used in financing activities	(28,778)	(30,223)	(432,178)	(59,256)

Increase (decrease) in cash and equivalents	258,419	14,571	58,038	(37,666)
Cash and equivalents at beginning of period	160,982	342,919	361,363	395,156

Cash and equivalents at end of period	$419,401	$357,490	$419,401	$357,490

Supplemental disclosure information:
Cash paid for interest	$48,550	$20,838	$88,644	$60,501
Cash paid (received) for federal and state income taxes, net	$7,046	$43,008	$(11,493)	$45,151